Exhibit 10.1

                       CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement"), dated as of September 24, 1997 between BRUSH CREEK MINING AND DEVELOPMENT CO., INC., a Nevada corporation (the "Company"), and LIONEL GOSSELIN, an individual (the "Consultant").

                       W I T N E S S E T H:

     WHEREAS, in light of the expertise and experience of Consultant, the Company desires to engage Consultant to provide the Company with consulting services and Consultant is willing and able to provide such services; and

     WHEREAS, the Company and Consultant desire to set forth in a formal written agreement the terms and conditions upon which Consultant shall provide services to the Company;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the Company and Consultant hereby agree as follows:

     1.   Appointment; Consulting Services.

     (a) The Company hereby retains Consultant to render those consulting services contemplated by this Agreement for a period of twelve
(12) months, unless earlier terminated pursuant hereto, commencing as of September 1, 1997 (the "Term").

     (b) During the Term hereof, Consultant agrees to render to the Company consulting advice as shall be reasonably requested from time to time by the Chief Executive Officer of the Company in connection with the business conducted or to be conducted by the Company, including, but not limited to, providing investor and public relations services. In performing services hereunder, Consultant shall report to the Company's Chief Executive Officer and shall perform such services from Consultant's place of business in Manitoba, Canada or such other location as may be
agreed to by the parties.   The Consultant shall not engage in any direct
or indirect capital raising activities in offer or sale of securities on behalf of the Company. During the Term hereof, Consultant shall have no power or authority to represent or bind the Company unless specifically authorized in writing by the Chief Executive Officer.

     2.   Payments to Consultant During the Term.

     In consideration of Consultant's performance of the consulting services described herein during the Term hereof, the Company agrees to pay to Consultant the following:

     (a) 100,000 shares of the Company's Common Stock shall be issued as soon as practicable to the Consultant following the execution of this Agreement.

     (b) At the end of each calendar month during the Term, the Consultant shall be issued the number of shares of the Company's Common Stock which may be obtained by dividing 4,000 by an amount which is equal to 75% of the closing bid price of the Company's Common Stock as reported by NASDAQ, which shall be the average of the closing bid price for the last five trading days of said calendar month, provided, however, that the number of shares to be issued for any given calendar month shall not exceed 20,000 shares of the Company's Common Stock.

     (c) Commencing March 1, 1998, the Consultant shall be paid $4,000 in cash per month for the balance of the Term, unless earlier terminated as provided herein. Notwithstanding the foregoing, the Consultant shall have the option to receive in lieu of the cash compensation provided for in this subparagraph an aggregate of 100,000 shares of the Company's Common Stock, subject to subparagraph (f) below, which shall represent payment in full for the cash compensation provided herein for the balance of the Term, provided the Consultant provides the Company with written notice of his election to receive stock in lieu of cash prior to March 1, 1998.

     (d) In addition thereto, the Consultant's performance will be reviewed by the Board of Directors from time to time during the Term in order to determine whether to pay the Consultant bonus compensation based upon the Consultant's performance. Such determination including the amount of bonus compensation, if any, shall be made in the sole discretion of the Board of Directors of the Company. Such compensation may take the form of cash or shares of the Company's Common Stock, subject to the provisions of subparagraph (f) below.

     (e) Upon termination of this Agreement, the Consultant shall receive an additional 100,000 shares of the Company's Common Stock.

     (f) The number of shares of the Company's Common Stock which may be issued to the Consultant under the provisions of this Section 2 shall not exceed in the aggregate 1,000,000 shares of the Company's Common Stock.

     (g) In determining the number of shares the Consultant shall receive hereunder, appropriate adjustments shall be made as a result of any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification during the Term.

     (h) The Company shall reimburse Consultant for all reasonable out-of-pocket expenses directly incurred by Consultant in connection with Consultant's rendering of the consulting services set forth in this Agreement, provided, however, that the incurrence of such expenses in an amount greater than $100.00 must be approved in writing in advance by the Chief Executive Officer of the Company. Any such reimbursement hereunder shall be made by the Company within 14 days after submission by Consultant of supporting documentation as reasonably required by the Company.

     3. Registration Statement. The Company has filed or shall file, contemporaneously with the execution hereof, a registration statement relating to the shares of Common Stock which may be issuable pursuant hereto on Form S-8 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     4.   Confidential Information.

     The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, analytical techniques, and similar items of the Company.
By reason of its position with the Company, Consultant has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations. Therefore, Consultant hereby represents, warrants and covenants as follows, recognizing that the Company is relying on the same in entering into this
Agreement:

     At any time during or after the Term hereof, except for the exclusive benefit of the Company, Consultant will not, directly or indirectly, use, disclose to others, or publish or otherwise make available to any other party any confidential business information about the affairs of the Company, including but not limited to confidential information concerning its products, methods, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by it in the course of its past or future services for the Company. Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by it or otherwise coming into its possession, and on termination of this Agreement, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.

     5.   Reasonableness of Restrictions; Specific Enforcement.

     Consultant hereby agrees that the restrictions in this Agreement, including without limitation those relating to the duration of the provisions thereof, are necessary and fundamental to the protection of the business and operation of the Company and are reasonable and valid. Each party acknowledges and agrees that the Company would suffer irreparable damage if any of the provisions of Section 4 were not performed by Consultant in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically such provisions in any court of competent jurisdiction without the necessity of furnishing a bond of any type, and Consultant will not oppose the granting of such relief on the grounds that an adequate remedy at law exists.

     6.        Proprietary Information or Trade Secrets of Others.

     Consultant represents, warrants and covenants that it will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant further represents, warrants and covenants that it is not party to any agreement, oral or written, which restricts its right or capacity to execute this Agreement or to compete with a previous employer, associate or affiliate in any way whatsoever.

     7.   Earlier Termination.

     Notwithstanding anything herein to the contrary, the Company may terminate this Agreement with or without cause at any time upon delivery of fifteen (15) days prior written notice to the Consultant. Any such termination shall result in the termination of the Consultant and/or the Consultant's rights to receive any further compensation, except with respect to accrued compensation which the Consultant shall have the right to receive notwithstanding the termination hereof.

     8.        Survival of Obligations.

     The obligations of the parties under Sections 4, 5 and 6 of this Agreement shall survive the termination for any reason of this Agreement.

     9.   Reformation.

     In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction, and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

     10.       Entire Agreement; Amendment.

     This Agreement contains the entire agreement between the Company and Consultant with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

     11.  Notices.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if personally delivered, (ii) the next business day, if delivered with all charges prepaid to a recognized overnight delivery service for next day delivery, or (iii) five days after mailing, if mailed, postage prepaid, via first class mail, in each such case as follows:

     (a)  To the Company:

          Brush Creek Mining and Development Co., Inc.
          970 E. Main Street, Suite 200
          Grass Valley, California 95945
          Attn: Chief Executive Officer

          with an additional copy by like means to:

          Danzig Garubo & Kaye, LLP
          30A Vreeland Road
          Florham Park, New Jersey 07932
          Attn: David M. Kaye, Esq.

     (b)  To Consultant:

          Lionel Gosselin
          General Delivery
          Ste. Rose du Lac
          Manitoba, Canada
          ROL 1SO

and/or to such other persons and addresses as any party shall have specified in writing to the other.

     12.       Assignability.

     This Agreement shall not be assignable by Consultant and shall be binding upon, and shall inure to the benefit of, the successors of the Company. Notwithstanding any other provision of this Agreement, this Agreement shall be assignable by the Company provided that the assignee is a controlled subsidiary of the Company.

          13.  Representation by Counsel.

     Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.

     14.  Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of California without regard to the conflicts of law principles thereof.

     15.  Waiver and Further Agreement.

     Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     16.  Headings of No Effect.

     The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     17.  Counterparts.

     This Agreement may be executed by the parties hereto in one or more counterparts each of which shall be an original and all of which shall together constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   BRUSH CREEK MINING
                                   AND DEVELOPMENT CO., INC.

                                   By:  /s/James S. Chapin
                                        Name: James S. Chapin
                                        Title:Chief Executive Officer


                                        /s/Lionel Gosselin
                                        LIONEL GOSSELIN